EXHIBIT 1

Buenos Aires, August 13, 2013

Messrs.
NATIONAL SECURITIES COMMISSION
25 de Mayo 175
Subgerencia de Emisoras

Messrs.
BUENOS AIRES STOCK EXCHANGE
Sarmiento 299

Re: Relevant Fact (Hecho Relevante).
Buenos Aires Stock Exchange suspends listing of Edenor's securities and afterwards revokes such listing suspension.

Dear Sirs:

I hereby inform you on behalf of Empresa Distribuidora y Comercializadora Norte S.A. (“EDENOR” or the “Company”), in accordance with applicable regulation, that on August 12, 2013, we learned that the Buenos Aires Stock Exchange had resolved on Friday, August 9, 2013, to temporarily suspend the listing of our securities.  Subsequently, on that same date, the Buenos Aires Stock Exchange revoked such listing suspension of the Company’s securities.  The Buenos Aires Stock Exchange decided to suspend and to revoke the suspension of listing of our securities in light of the information submitted by EDENOR in accordance with Article 63 of the Buenos Aires Stock Exchange Trading Rules, which showed that, as of June 30, 2013, the Company no longer had a negative shareholders’ equity, as was the case as of the end of the first quarter of 2013. The negative shareholders' equity that the Company had as of March 31, 2013 was widely disclosed.

Yours sincerely, ___________________ Carlos D. Ariosa Attorney-in-Fact

Empresa Distribuidora y Comercializadora Norte Sociedad Anónima (Edenor S.A.)
Avda. del Libertador 6363 – Piso 12 – Buenos Aires, A1428ARG – Argentina – Tel.: 4346-5507 – Fax: 4346-5327